United States
Securities and Exchange Commission
Washington, DC 20549

Form 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)       March 7, 2008

PERFICIENT, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	001-15169	74-2853258
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1120 South Capital of Texas Highway, Suite 220, Building 3, Austin, Texas	78746
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code    (512) 531-6000

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

On March 7, 2008, Perficient, Inc. (the “Company”) and certain of its subsidiaries (collectively with the Company, the “Borrowers”) entered into a Consent to Amended and Restated Loan and Security Agreement (the “Consent”) by and between the Borrowers, Silicon Valley Bank, in its capacity as Agent and as a lender (“SVB”), and KeyBank National Association (together with SVB, the “Lenders”).  Borrowers and Lenders are party to that certain Amended and Restated Loan and Security Agreement dated as of June 3, 2005, as amended by that certain Amendment to Amended and Restated Loan and Security Agreement by and between Lenders and Borrowers dated as of June 29, 2006 (as amended, the “Loan Agreement”).  Under the terms of the Consent, the Lenders have consented to the implementation by the Company, if and when adopted by the Company’s Board of Directors, of a program to repurchase from time to time, in one or more transactions, an aggregate of up to $10,000,000 of outstanding shares of common stock, par value $0.001 per share, of Company pursuant to open-market purchases no later than September 30, 2009, which without such consent would be prohibited by the terms of the Loan Agreement.  The Company remains subject, notwithstanding the Consent, to all of the covenants, financial or otherwise, and the other terms and conditions contained in the Loan Agreement. The foregoing description of the Consent does not purport to be complete and is qualified in its entirety by reference to the full text of the Consent, a copy of which is filed as Exhibit 10.1 hereto and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description
10.1
Consent to Amended and Restated Loan and Security Agreement by and between Silicon Valley Bank, KeyBank National Association, and Perficient, Inc, Perficient Canada Corp., Perficient iPath, Inc., Perficient Vivare, Inc., Perficient Bay Street, LLC and Perficient Insolexen, LLC

 SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 11, 2008	PERFICIENT, INC.

By:	/s/ Paul E. Martin
Paul E. Martin
Chief Financial Officer

PERFICIENT, INC.
 EXHIBIT INDEX

Exhibit No.	Description
10.1
Consent to Amended and Restated Loan and Security Agreement by and between Silicon Valley Bank, KeyBank National Association, and Perficient, Inc, Perficient Canada Corp., Perficient iPath, Inc., Perficient Vivare, Inc., Perficient Bay Street, LLC and Perficient Insolexen, LLC